EXHIBIT 11
                       ILLINOIS CENTRAL CORPORATION AND
                                   SUBSIDIARIES

                          COMPUTATION OF INCOME PER
                                  COMMON SHARE
                       ($ in millions, except share data)

                                          Three Months            Nine Month
                                       Ended September 30,   Ended September 30,
                                        1997       1996       1997       1996
Net income                         $    34.6   $   32.1  $   103.5  $    96.6

Calculation of average number of
shares outstanding:
Primary:
Weighted average number of
common shares outstanding          61,411,647  61,416,954 61,409,182 61,421,120
Effect of shares issuable
under stock options                   839,733     571,810    791,160    522,109
                                   62,251,380  61,988,764 62,200,342 61,943,229

Fully diluted:
Weighted average number of         61,411,647  61,416,954 61,409,182 61,421,120
common shares outstanding
Effect of shares issuable under
stock options (1)                     899,690     632,243    899,690    632,243
                                   62,311,337  62,049,197 62,308,872 62,053,363

Income per common share:
Primary:
Net income                         $     0.56 $     0.52  $     1.66 $     1.56

Fully diluted:
Net income                         $     0.56 $     0.52  $     1.66 $     1.56

(1) Such items are included in primary calculation. Additional shares represent difference between average price of common stock for the period and the end of period price.


                                       E-2